CERTIFICATE OF VICE PRESIDENT
T. ROWE PRICE NEW HORIZONS FUND, INC.
Pursuant to Rule 306 of Regulation S-T

         I, the undersigned, David Oestreicher, Vice President of T. Rowe Price New Horizons Fund, Inc. (the “Fund”), do hereby certify that the prospectus for the Fund has been translated into the Spanish language. The Spanish version of the prospectus constitutes a full and complete representation of the English version which has been filed as a part of this Registration Statement. A copy of the Spanish version will be available for inspection upon request.

         WITNESS my hand and the seal of the Fund this April 28, 2011.

                                                            T. Rowe Price New Horizons Fund, Inc.

                                                            /s/David Oestreicher
                                                (Seal)   ___________________________________
                                                            David Oestreicher, Vice President